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                                                                    EXHIBIT 4.47

                                                                  EXECUTION COPY

                                    AGREEMENT

      Agreement, dated as of August 30, 2001, between Liberty Mutual Insurance Company, solely in its capacity as surety ("Liberty"), and ANC Rental Corporation ("ANC" or the "Company").

      WHEREAS, ANC, as Indemnitor, executed General Agreements of Indemnity, Commercial Surety, in favor of Liberty on August 4, 2000 and on October 31, 2000, copies of which are annexed hereto as Exhibit "A" (hereafter collectively "Indemnity Agreements"); and

      WHEREAS, prior to March 1, 2001, and then again as of June 11, 2001, Liberty required, among other things, that ANC post cash collateral in accordance with the terms of the Indemnity Agreements, including paragraph "5" thereunder; and

      WHEREAS, based upon ANC's offer to partially collateralize Liberty, on March 1, 2001 Liberty temporarily deferred its aforesaid request while expressly reserving the right at any time to renew it or take such further or other action as Liberty deemed necessary; and

      WHEREAS, notwithstanding the foregoing, ANC has requested that Liberty issue, extend, renew, continue, increase and/or permit to remain outstanding and refrain from canceling Liberty Bonds; and

      WHEREAS, Liberty is unwilling to issue, extend, renew, continue, increase and/or permit to remain outstanding and refrain from canceling any Liberty Bonds except upon the following terms and conditions; and

      WHEREAS, ANC (i) is concurrently entering into that certain Trust Agreement, dated as of August 30, 2001, among ANC, the subsidiaries of ANC parties thereto and Wilmington Trust Company, as Trustee (as amended, modified or supplemented from time-to-time, in accordance with its terms, the "Trust Agreement"), that certain Collateral Agreement, dated as of August 30, 2001, among ANC, the subsidiaries of ANC parties thereto, Wilmington Trust Company, as Collateral Trustee ("Collateral Trustee"), Liberty and Lehman Commercial Paper Inc. ("LCPI") (as amended, modified or supplemented from time-to-time, in accordance with its terms, the "Collateral Agreement"), and that certain Deed of Trust, dated as of August 30, 2001, of Alamo Rent-A-Car, LLC (the "Deed of Trust"), and (ii) may in the future enter into a Financing Source and Beneficiary Supplement to the Fourth Amended and Restated Master Collateral Agency Agreement, in form satisfactory to Liberty (as amended, modified or supplemented from time-to-time, in accordance with its terms, the "Beneficiary Supplement") (the Trust Agreement, the Collateral Agreement, the Deed of Trust and, once executed, the Beneficiary Supplement, and any related documentation, as amended, modified or supplemented from time-to-time, in accordance with its terms, collectively, the "Security Documentation");

      NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

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      1. Definitions

      1.1 As used herein, the following terms have the following meanings:

      "AIG Group" means American International Group.

      "ANC Group" means ANC and any and all of its direct or indirect, wholly or partially owned subsidiaries.

      "AutoNation" means AutoNation, Inc., a Delaware corporation.

      "AutoNation Indemnification Agreement" means the Indemnification Agreement which may be executed and delivered by AutoNation in favor of Liberty Mutual Insurance Company, in the event ANC elects to proceed pursuant to Section 4.4(a)(i)(B), relating to the New AIG Retro Bonding, which Indemnification Agreement shall be in form and substance acceptable to Liberty in its sole and absolute discretion.

      "Borrowing Base Revolving Credit Facility" means the $175 million secured credit facility pursuant to the Amended and Restated Credit Agreement, dated as of June 30, 2000, as amended on August 29, 2000, March 29, 2001 and June 26, 2001, among ANC, the lenders party thereto, Congress Financial Corporation (Florida), as administrative agent, and others, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, each as they may be amended in accordance with this Agreement.

      "Capital Lease Obligation": means with respect to any Person at the time any determination thereof is to be made, the amount of the liability of such Person in respect of a capital lease that would at such time be required to be capitalized on a balance sheet of such Person in accordance with GAAP.

      "Collateral" initially means the Corporate Collateral and the Finance Company Equity Interests and, upon the grant to the Collateral Trustee for the benefit of Liberty and Lehman Brothers of a perfected security interest in the Vehicle Collateral, shall mean the Corporate Collateral and the Fleet Collateral.

      "Confidential Agreements" has the meaning specified in Section 5(g) of this Agreement.

      "Corporate Collateral" has the meaning specified in the Collateral Agreement.

      "Excess Amount" has the meaning specified in Section 9.5(a) of this Agreement.

      "Finance Company Equity Interests" has the meaning specified in the Collateral Agreement.

      "Financing Leases" shall have the meaning specified in the Collateral Agreement.

      "Fleet Collateral" means the Finance Company Equity Interests and the Vehicle Collateral.

      "Future Obligor" has the meaning specified in Section 2.2 of this Agreement.


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      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the statements and pronouncements of the Financial Accounting Standards Board and such other statements by such other entities as have been approved by a significant segment of the accounting profession, which are applicable (1) at the date hereof and (2) with respect to periodic reporting requirements, as in effect from time to time.

      "Hedging Obligations": means, with respect to any Person, the net payment obligations of such Person under: (a) interest rate swap agreements, interest rate cap and floor agreements and interest rate collar agreements; (b) foreign exchange contracts and currency swap agreements; and (c) other agreements or arrangements in the ordinary course of business designed to protect such Person against fluctuations in commodity prices, interest rates or current exchange rates.

      "Indenture" means the indenture, dated as of June 30, 2001, among the Company, the subsidiary guarantors named therein and the Indenture Trustee, as amended in accordance with this Agreement, and in any event including any amendment required by the SEC in connection with the qualification under the Trust Indenture Act.

      "Insolvency Proceeding" means any case, proceeding or other action commenced by or against any member of the ANC Group: (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, including without limitation, under Title 11 of the United States Code, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking a reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its assets or its debts; or (b) seeking to make a general assignment for the benefit of its creditors, or seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it for all or any substantial part of its assets.

      "Intercreditor Agreement" means the Amended and Restated Intercreditor Agreement, dated as of August 30, 2001, among Congress Financial Corporation (Florida), as Administrative Agent under the Borrowing Base Revolving Credit Facility, Lehman Commercial Paper Inc., as Administrative Agent under the Supplemental Revolving Loan Credit Facility, Liberty, Wilmington Trust Company, as the trustee under the Trust Agreement, Lehman Commercial Paper Inc., as Administrative Agent under the Senior Loan Agreement, ANC and certain members of the ANC Group, as the same now exists and may hereafter be amended, supplemented or otherwise modified from time to time.

      "Lehman Brothers" means Lehman Brothers Inc., Lehman Commercial Paper Inc., and any of their subsidiaries, parents, affiliates, successors or assigns.

      "Liberty Bond" refers to any surety bond, undertaking, recognizance, instrument of guarantee or other surety obligation issued heretofore or hereafter by Liberty, or issued by another at the behest of Liberty and upon which Liberty has any liability, including liability as co-surety or reinsurer, for the benefit of, on behalf of, or at the request of any ANC Group member.

      "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise


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perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

      "Limiting Provisions" means, when used in Section 8.10, (i) Section 4.12 of the Indenture, (ii) the definition of "ANC/Liberty Agreement" in the 15th Amendment to the Senior Loan Agreement, (iii) the changes to Section 7.13 and
7.14 of the Borrowing Base Revolving Credit Facility contained in the Third Amendment to the Borrowing Base Revolving Credit Facility, (iv) the addition of
Section 7.3(r) to the Borrowing Base Revolving Credit Facility contained in the third Amendment to the Borrowing Base Revolving Credit Facility, (v) the changes to Sections 6.13 and 6.14 of the Supplemental Revolving Credit Facility contained in the 3rd Amendment to the Supplemental Revolving Credit Facility, and (vi) Section 5.1 of the AutoNation Indemnification Agreement, in the case of each of (i) through (vi) above, in the forms attached hereto as Annex I.

      "Minimum Unencumbered Fleet Equity" means the dollar amount by which the fair market value of the Vehicles in the ANC Group's fleet exceeds the value of the obligations secured thereby (exclusive of security interests created under the Security Documentation).

      "Permitted Liens" means:

            (a) Liens on the assets of any member of the ANC Group to secure Hedging Obligations (consistent with the borrowing base limitations imposed by the Security Documentation), provided that the Liens are secured only by property or assets that secure the indebtedness relating to the Hedging Obligation;

            (b) Liens on property, assets or equity interests of a Person existing at the time such Person is merged into or consolidated with any member of the ANC Group; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with a member of the ANC Group; and provided further that such Liens do not reduce the priority of Liberty's security interests in any ANC Group assets;

            (c) to the extent not covered by (b) above, Liens on property existing at the time of the acquisition thereof by any member of the ANC Group; provided that such Liens were in existence prior to the contemplation of such acquisition and only extend to the property so acquired; and provided further that such Liens do not reduce the priority of Liberty's security interests in any ANC Group assets;

            (d) Liens existing on the date hereof that have been disclosed to Liberty in the form of lien search results;

            (e) Liens in favor of any Restricted Entity, including Liens securing indebtedness or other obligations of a member of the ANC Group owing to any Restricted Entity;

            (f) Liens to secure the performance of statutory obligations, and, to the extent granted in accordance with this Agreement: surety or appeal bonds, performance bonds and


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deposits to secure the performance of government contracts incurred in the ordinary course of business consistent with past practice;

            (g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor;

            (h) Liens to secure indebtedness under Capital Lease Obligations or purchase money indebtedness covering only the assets acquired with such indebtedness, to the extent incurred in the ordinary course of business consistent with past practice;

            (i) Liens imposed by law, such as carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens, in each case, arising in the ordinary course of business consistent with past practice in respect of obligations not overdue for a period in excess of 60 days or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted; provided that any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor;

            (j) easements, rights-of-way, minor survey exceptions, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in any case materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of any member of the ANC Group;

            (k) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business consistent with past practice;

            (l) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended, or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security benefits or obligations, public or statutory obligations or other obligations of a like general nature incurred in the ordinary course of business consistent with past practice;

            (m) Liens (not in respect of indebtedness) arising from financing statements filed under the Uniform Commercial Code for informational purposes with respect to leases incurred in the ordinary course of business consistent with past practice;

            (n) Liens in connection with the incurrence of Vehicle Indebtedness consisting of floating charges on the personal property of Foreign Subsidiaries; provided that such Liens secure, in the aggregate, no more than the equivalent of $100;

            (o) Liens created under the Security Documentation;


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            (p) Subject to Section 6.15, Liens securing Vehicle Indebtedness incurred in the ordinary course of business consistent with past practice, but excluding Liens on Finance Company Equity Interests;

            (q) Liens to secure loans extended to finance tenant improvements (to the extent of such tenant improvements and to the extent not bonded by Liberty Bonds), used in connection with the concession agreement or permit subject to such Liens;

            (r) all Liens securing the Borrowing Base Revolving Credit Facility and the Supplemental Revolving Credit Facility, which shall not include Liens on Fleet Collateral;

            (s) Liens on assets of any member of the ANC Group to the extent necessary to secure Senior Secured Indebtedness otherwise permitted by Sections 6 and 7 hereof;

            (t) Liens securing indebtedness incurred to refinance indebtedness that was previously permitted to be so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof to the extent otherwise permitted by this Agreement) that secured (or under the written arrangements under which the original Lien arose, could secure) the indebtedness being refinanced or is in respect of property that is secured for a Permitted Lien hereunder, provided that in any event such refinanced indebtedness shall not be in an amount greater than the indebtedness being refinanced; and

            (u) other Liens so long as the aggregate outstanding amount of the obligation secured thereby does not exceed $250,000.

      "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      "Premium and Deductible Surety Bond Coverage" means any Surety Bond Coverage that secures and/or guarantees the obligation of the principal to its insurer to post collateral and/or to pay retrospective premiums and/or otherwise to indemnify, pay for losses, or pay premiums or other charges, as the case may be.

      "Relevant Provisions" has the meaning specified in Section 13.7 of this Agreement.

      "Restricted Entity" means any member of the ANC Group (i) in whose assets Liberty has been granted, or under the terms of the Security Documentation should have been granted, a security interest, (ii) all or at least a majority of whose equity interest has been, or under the terms of the Security Documentation should have been pledged to Collateral Trustee for the benefit of Liberty and delivered to the Collateral Trustee or its bailee, or (iii) for whose benefit or on whose behalf or request Liberty has provided a Liberty Bond.

      "Restricted Location" means any place of business, operating facility, location or point-of-sale of any Surety Bond Party as to which the Surety Bond Party's agreement(s) or other obligations of any kind are guaranteed, secured or are otherwise the subject of any Liberty Bond.


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      "Senior Secured Indebtedness" means any indebtedness of any ANC Group member which is secured by any assets or property of any ANC Group member on a senior priority basis (to the extent permitted by this Agreement and the Security Documentation) to the security interests granted to the Collateral Trustee under the Collateral Agreement and which is not by its terms subordinated or junior in right of payment to the obligations of any ANC Group Member to Liberty under the Surety Bond Documents and the Security Documentation. For purposes of this Agreement, Senior Secured Indebtedness shall not include Vehicle Indebtedness, Capital Lease Obligations, purchase money security indebtedness, guarantees of permitted secured debt in the ordinary course of business, acquired secured debt to the extent the acquisition of the underlying assets is not prohibited by this Agreement, any indebtedness under the Senior Loan Agreement and the Indenture, and any indebtedness which refinances but does not exceed in amount any of the foregoing.

      "Senior Loan Agreement" means the Amended and Restated Senior Loan Agreement, dated as of June 30, 2000, among ANC, the lenders party thereto and Lehman Commercial Paper Inc., as Administrative Agent, as amended through the date hereof and as may be further amended in accordance with this Agreement.

      "Supplemental Revolving Credit Facility" means the $40 million secured credit facility pursuant to the Amended and Restated Credit Agreement, dated as of June 30, 2000, as amended on August 29, 2000, March 29, 2000 and June 26, 2001, among ANC, the lenders party thereto, Lehman Commercial Paper Inc., as Administrative Agent, and others, including any related notes, guarantees, security documentation, instruments and agreements executed in connection therewith, as each is amended in accordance with this Agreement.

      "Surety Bond" means a Liberty Bond.

      "Surety Bond Account Party" has the meaning specified in the Trust Agreement.

      "Surety Bond Coverage" refers to (a) the issuance of any surety bond, undertaking, recognizance, instrument of guarantee or other surety obligation,
(b) the increase of the penal sum of any such obligation, and (c) the renewal, continuation or replacement of any such obligation in anticipation of, upon, or following its expiration, cancellation or renewal. Use of the word "coverage" does not indicate that suretyship constitutes, or is related to, insurance.

      "Surety Bond Documents" means, in respect of each Surety Bond, (a) such Surety Bond, (b) the underlying contract(s), agreement(s), undertaking(s), obligation(s) or statute(s) to which such Surety Bond relates, (c) any Contract of Indemnity and Surety Bond Guarantee, and (d) this Agreement, as each such document may be amended or modified in accordance with its terms.

      "Surety Bond Guarantee" means the Surety Bond Guarantee and Assumption Agreement, of even date herewith, as amended from time-to-time.

      "Surety Bond Guarantee Parties" means those Persons now or in the future party to the Surety Bond Guarantee.

      "Surety Bond Party" has the meaning specified in the Trust Agreement.


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      "Vehicle Indebtedness" means indebtedness of the members of the ANC Group incurred to finance, refinance or lease, directly or indirectly, Vehicles (but only to the extent actually used to finance, refinance or lease Vehicles).

      "Vehicles" means all now owned or hereafter acquired cars, trucks, trailers, construction and earth-moving equipment and other vehicles covered by a certificate of title law of any state, and all tires and other appurtenances thereto.

      "Vehicle Collateral" means all Vehicles subject to Financing Leases pursuant to which any of National Car Rental System, Inc., Spirit Rent-A-Car, Inc. (currently d/b/a Alamo) or Alamo Rent-A-Car, LLC or their successors is the lessee, and which Vehicles are included in the Lessee Grantor Master Collateral under and as defined in the Master Collateral Agency Agreement.

      1.2 (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, Annex and Exhibit references are to this Agreement unless otherwise specified.

            (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

      2. Indemnity Agreements and Subsidiaries

      2.1 ANC acknowledges and agrees that (a) the Indemnity Agreements and other Surety Bond Documents continue in full force and effect in accordance with all of their terms and conditions, and it hereby reaffirms, ratifies and confirms its obligations and Liberty's rights thereunder, and (b) by entering into this Agreement Liberty has not, and shall not be deemed to have, waived or modified in any way any of its rights or privileges under the Indemnity Agreements or the other Surety Bond Documents. ANC acknowledges that all demands made to date by Liberty under the Indemnity Agreements have been and shall be deemed to have been properly made and transmitted.

      2.2 ANC shall cause each member of the ANC Group that is identified now or hereafter as an "Obligor" in either of the Trust Agreement or the Collateral Agreement, and any member of the ANC Group which may be formed or acquired in the future and which is required to execute any Assumption Agreement under
Section 5.13 of the Senior Loan Agreement (or its successor provisions), or any direct or indirect domestic subsidiary (other than finance companies) of ANC which hereafter has assets of more than $100,000 (a "Future Obligor"), to execute a form of Assumption, Ratification and Amendment to general Agreement of Indemnity satisfactory to Liberty and pursuant to which each such subsidiary and/or affiliate shall become obligated to Liberty under the terms of the Indemnity Agreements equally with the "Indemnitor" named therein with respect to each and every Liberty Bond heretofore or hereafter issued, together with such corporate resolutions or other pertinent documents as Liberty shall reasonably require.

      3. Collateral

      3.1 ANC confirms and acknowledges that it is contemporaneously granting to Liberty a security interest in the Collateral described in, and certain other rights and protections specified in,


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the Security Documentation. ANC acknowledges that Liberty may, with respect to any Liberty Bonds, and in the exercise of its underwriting standards and judgment, demand or request further or additional cash or letter of credit collateral, in accordance with the terms of the Indemnity Agreements.

      3.2 Subject to Section 6.16(b) of the Trust Agreement, any cash or letter of credit collateral pledged or delivered to Liberty subsequent to the date hereof shall be in addition to, and not in lieu of, the Collateral granted, pledged and delivered to the Collateral Trustee under the terms of the Collateral Agreement for the benefit of Liberty.

      3.3 Liberty acknowledges that prior to the date hereof, ANC procured Letter of Credit No. SM416270 issued by First Union National Bank for the benefit of Liberty as cash collateral in the amount of $1,000,000. Liberty agrees that on the date on which any and all of the security interests granted to Liberty with respect to Corporate Collateral and Finance Company Equity Interests under the Security Documentation have been perfected for more than 91 days without commencement of any Insolvency Proceeding, such Letter of Credit shall be returned by Liberty for cancellation; provided that (u) no Event of Default under this Agreement has occurred, (v) no party to the Trust Agreement has issued or is entitled to issue a Notice of Acceleration as defined thereunder, (w) no default, claim or demand upon any Liberty Bond remains uncured for ten days and for which cash or letter of credit collateral satisfactory to Liberty has not been posted or delivered within ten days following written demand for same by Liberty to ANC, (x) at least ten business days' prior written notice of the proposed return for cancellation is transmitted to Liberty, (y) the proposed return for cancellation would not violate the provisions of any covenant, promise, guarantee, pledge or other contractual obligation to which any member of the ANC Group is bound, as certified in writing by ANC's Chief Financial Officer, and (z) ANC has matched or exceeded its year-to-date financial projections for both operating income and net income (attached hereto as Exhibit F) through and including the most recently completed calendar month prior to the proposed return for cancellation, as certified in writing by ANC's Chief Financial Officer. However, nothing herein will prohibit Liberty from drawing down on such Letter of Credit on or before the return thereof.

      3.4 ANC represents that it has delivered letter of credit collateral in the form of Letter of Credit No. SM416169, issued by First Union National Bank for the benefit of Metro Washington (Reagan) Airport in the amount of $715,440. Liberty consents to the termination or withdrawal of such letter of credit by ANC (provided the beneficiary thereof consents thereto) and agrees that upon the perfection of the security interest in the Corporate Collateral and the Finance Company Equity Interests granted to Collateral Trustee under the Security Documentation, it will issue Surety Bond Coverage on behalf of ANC and in favor of Metro Washington (Reagan) Airport in an amount equal to such letter of credit and subject to the other terms specified in Exhibit B, which will secure the same obligation secured by such letter of credit, and Liberty agrees to execute whatever documentation the obligee may reasonably require in order to confirm Liberty's aforesaid consent. However, the terms of paragraphs 4.1(c) and (d) and
4.2 hereof shall in all respects apply to such requested Surety Bond Coverage.


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

      4. Surety Bond Coverage

      4.1 (a) ANC has presented to Liberty for underwriting review its requests for Surety Bond Coverage to be issued, bound or made effective through September 30, 2001, which requested Surety Bond Coverage is set forth in the attached Exhibits C, D and E. Exhibit D contains a list of such bond requests representing ANC's most pressing bonding needs, and Exhibit E contains a list of such bond requests representing ANC's intermediately pressing bonding needs. Exhibit C contains a list of all other requests for Surety Bond Coverage through September 30, 2001.

            (b) ANC shall present its requests for Surety Bond Coverage for any particular calendar quarter (commencing with the calendar quarter beginning on October 1, 2001) to Liberty in writing no later than the last business day of the first month of the prior calendar quarter. Liberty confirms that it has received such requests for the calendar quarter beginning October 1, 2001. Liberty will thereafter provide its underwriting determinations (subject to the provisions of subparagraph (c) below) concerning such requests no later than thirty days following Liberty's receipt of ANC's financial disclosures under paragraph 5 hereof for the period ending on the last day of the first month of said prior calendar quarter. By way of example only, if ANC's requests for Surety Bond Coverage to be issued or bound during the calendar quarter beginning on October 1, 2001 were to be submitted to Liberty no later than July 31, 2001, and if Liberty received ANC's paragraph 5 financial disclosures for the period ending on July 31, 2001 (including the financials for the month of July) no later than August 10, 2001, then Liberty would advise ANC of its underwriting determinations with respect to such requests no later than September 9, 2001. Nothing herein prohibits or prevents Liberty from earlier advising ANC of its underwriting determinations.

            (c) So long as any Liberty Bond remains unissued or ineffective, any underwriting determination advice furnished by Liberty to ANC with respect to any requested Surety Bond Coverage shall remain contingent and executory, and may be reversed, altered, amended, conditioned or modified at Liberty's sole discretion, due to any of the following events, occurrences or factors: (i) any failure by ANC to perform its obligations pursuant to paragraph 5 hereof subsequent to the date of the underwriting advice; (ii) any change in Liberty's underwriting determination subsequent to the date of the underwriting advice based upon Liberty's continuing underwriting analysis and judgment as to ANC's performance, creditworthiness or risk, or as to the risk presented by any requested Liberty Bond, or (iii) the occurrence subsequent to the date of the underwriting advice, or Liberty's discovery following the date of the underwriting advice, of a default under this Agreement or the Security Documentation, or of any default by any member of the ANC Group under any of the Surety Bond Documents.

            (d) Notwithstanding the other provisions of paragraph 4.1, Liberty will not issue, extend, renew, continue or increase any Liberty Bonds until Liberty and its counsel have been provided with written evidence (acceptable to Liberty) of the perfection of all security interests in the Corporate Collateral and Finance Company Equity Interests granted to the Collateral Trustee for the benefit of Liberty and LCPI. Without limiting the preceding sentence, Liberty agrees (subject to Sections 4.1(c) and 4.2) to issue the surety bonds specified (i) on Exhibit D, (ii) on Exhibit E, and (iii) on Exhibit C (but only to the extent


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      such Exhibit C bonds (I) are not duplicated on Exhibit D and Exhibit E and
      (II) become due for renewal or extension on or before the date of this Agreement), in each case as promptly as practicable after receiving written evidence (acceptable to Liberty in its sole and absolute discretion) of the perfection of the Corporate Collateral and the Finance Company Equity Interests. All other requests for Surety Bond Coverage set forth in Exhibit C remain subject to Liberty's underwriting determination and advice pursuant to Section 4.1(b).

            (e) Liberty agrees to review and consider ANC's bona fide, emergency requests for surety bonds (and to notify ANC of its underwriting decision) within five business days of receiving such request. Each such request will be subject to Liberty's underwriting discretion, and Liberty shall be under no obligation to approve any such request or issue bonds in response thereto.

      4.2 Except as expressly provided in paragraph 4.4 hereinbelow, nothing set forth in this Agreement is intended, or shall be deemed, (a) to constitute an agreement, promise or representation of any kind that Liberty will issue, continue, renew, extend, increase or permit to remain in effect and/or refrain from canceling any and/or all Liberty Bonds, or (b) to alter or amend in any way the provisions of paragraph "11" of the Indemnity Agreements, entitled "Decline Execution." Nothing set forth in this Agreement, in the Security Documentation or any other document pertaining in any way to Liberty shall, or shall be deemed to, create a committed surety bond facility or surety bond credit line of any kind or in any amount in favor of ANC or any other Person or entity, and ANC expressly warrants and represents that it has not received and has not relied upon any agreement or representation, whether oral or written, to the contrary. Nothing set forth in this Agreement shall, or shall be deemed to, waive, diminish, impair, condition or delay any rights of Liberty under, or arising out of or in connection with, any particular Liberty Bond (including but not limited to rights of cancellation or non-renewal), or any rights or remedies of Liberty which have arisen or shall arise in equity, under applicable law, under the Surety Bond Documents, under the Indemnity Agreements or otherwise, including, without limitation, rights or remedies of reimbursement, exoneration, equitable subrogation or equitable lien. ANC further acknowledges that no Person employed by or acting on behalf of Liberty has authority to commit or bind Liberty, other than in writing, in any manner contrary to this paragraph 4.2.

      4.3 Should another Surety Bond Coverage provider agree to replace all but not less than all Liberty Bonds such that Liberty is satisfied in its sole discretion that Liberty shall have no residual or future risk under or with respect to any Liberty Bond, then Liberty, at the request and expense of ANC, shall assign all security granted to it or for its benefit under the terms of the Trust Agreement and the Collateral Agreement to or for the benefit of such substitute Surety Bond Coverage provider or, at the request of ANC, shall terminate such security interest; provided that such substitute Surety Bond Coverage provider must, as a precondition to such replacement (i) have a rating of not less than "A-" by A.M. Best or "A" by Standard & Poor's, (ii) be rated as at least a financial size class XII by A.M. Best, (iii) have "paid up capital and surplus" that exceeds by at least a factor of ten (10) the aggregate total penal sums of those Liberty Bonds which are to be replaced and/or assumed by such substitute Surety Bond Coverage provider, (iv) be listed pursuant to 31 U.S.C. Sections 9304 through 9308 by the U.S. Department of the Treasury as a surety and shall have an "underwriting limitation" as defined and calculated under 31 CFR Section 223.10 and as published by the U.S. Department of the Treasury sufficient to issue each surety bond required to be replaced and/or assumed by such substitute Surety Bond Coverage provider, and (v) at ANC's cost, prepare, execute and deliver such documents and agreements as Liberty may reasonably require (including assumption and release agreements and indemnification and hold-harmless agreements (including for the costs of enforcing the indemnification and hold-harmless) in favor of Liberty) to assure that all risks, including residual and future, have been effectively transferred to such substitute Surety Bond Coverage provider. Upon the fulfillment of the conditions set forth in the foregoing provisos, Liberty agrees that, at ANC's cost, it will take all reasonable actions and execute all reasonable documentation (including without limitation security agreements, financing statements, UCC filings and amendments to such filings) requested by ANC or such substitute Surety Bond Coverage provider in order to assign all of its security interests to such substitute Surety Bond Coverage provider or terminate its security interests. However, nothing set forth herein shall be construed to compel Liberty to (a) assign any indemnification agreement executed by AutoNation in favor of Liberty, as described in paragraph 4.4, below without the consent of AutoNation, or (b) act or fail to act in a manner contrary to or in violation of any applicable law, rule, regulation, order, decree, contract, agreement, instrument or other written or oral arrangement binding upon or applicable to Liberty. No transfer or assignment of Liberty's security interests in the Corporate Collateral will be effective unless and until the intended transferee or assignee thereof agrees in writing to be bound by the terms and conditions of the Intercreditor Agreement.

      4.4 (a) ANC has requested that Liberty issue Surety Bond Coverage in the form of new, previously unissued Premium and Deductible Surety Bond Coverage in the approximate aggregate penal sum of $38.5 million in favor of member companies of AIG (such requested Premium and Deductible Surety Bond Coverage hereafter referred to as the "New AIG Retro Bonding"). Notwithstanding Section 4.1(d), Liberty agrees that it will issue the New AIG Retro Bonding as promptly as reasonably practicable after the following terms and conditions are met: (i) such New AIG Retro Bonding shall be fully collateralized by, at ANC's option, either (A) cash collateral (or letter of credit, at Liberty's option) in the full amount of such New AIG Retro Bonding, which cash or letter of credit collateral shall be specifically identified as supporting such bonds exclusively and, subject to Section 6.16(b) of the Trust Agreement, shall be in addition to, and not in lieu of, the Collateral (which Collateral also shall secure such bonds), or (B) both (1) cash collateral (or letter of credit, at Liberty's option) in an amount not less than $9 million, which cash or letter of credit collateral shall be specifically identified as supporting such bonds exclusively and<3>, subject to Section 6.16(b) of the Trust Agreement, shall be in addition to, and not in lieu of, the Collateral (which Collateral also shall secure such bonds), and (2) the AutoNation Indemnification Agreement, it being understood that the indemnity provided pursuant to the AutoNation Indemnification Agreement (x) shall be secondary to the aforesaid cash or letter of credit collateral as well as, for a limited period of time, to the Collateral granted under the Collateral Agreement, and (y) shall be in a maximum amount equal to the difference between the amount of cash or letter of credit collateral posted by ANC and the amount of the New AIG Retro Bonding, but shall not (in the case of (y)) exceed the amount of $29.5 million; (ii) AIG shall, simultaneously with the issuance by Liberty and delivery to AIG of the New AIG Retro Bonding, formally release and deliver to Liberty Indemnity Agreement Bond Nos. 15004548 and 15008426 (previously issued by Liberty on behalf of ANC's former corporate parent, Republic Industries, Inc., prior to AIG's release of the obligations of Republic Industries, Inc. to AIG which were the subject of such bonds), which bonds shall be marked "cancelled" under the signature of an authorized officer of AIG; and (iii) the conditions of subsections (i) and
      (ii) of this section are complied with no later than 30 days after the date hereof.

            (b) In addition to the preconditions to the issuance of the New AIG Retro Bonding set forth in section 4.4(a), ANC agrees that so long as such New AIG Retro Bonding remains in effect, regardless of the penal sum of such bonding in effect at any time, and/or until all risk undertaken by Liberty (whether residual or future) under or in connection with such New AIG Retro Bonding has been, in Liberty's sole and absolute discretion, conclusively terminated, ANC shall at all times (i) in the event the collateralization option described in Section 4.4(a)(i)(A) is elected by ANC, maintain and otherwise cause to be continually in full force and effect the cash or letter of credit collateral required by that option in the full amount of such New AIG Retro Bonding; (ii) in the event the collateralization option described in Section 4.4(a)(i)(B) is elected by ANC, then (A) ANC shall maintain and otherwise cause to be continually in full force and effect cash or letter of credit collateral supporting such New AIG Retro Bonding in an amount not less that $ 9 million; (B) no later than 75 days prior to each and every date upon which the Maximum Amount payable under the AutoNation Indemnification Agreement is scheduled to decrease in accordance with its terms, ANC shall deliver to Liberty cash or letter of credit collateral (at Liberty's option) in an amount equal to or exceeding the amount of such scheduled decrease; (C) no later than 91 days prior to either (1) any renewal date of any part of the New AIG Retro Bonding or (2) the effective date of any increase in bond collateral requested by AIG, ANC shall deliver to Liberty additional cash or letter of credit collateral (at the option of Liberty) in an amount equal to the difference between (x) the amount of the aggregate penal sum of the New AIG Retro Bonding that is requested as of the renewal date or the effective date of the bond increase demand from AIG, and (y) the sum of
      (a) the Maximum Amount payable under the AutoNation Indemnification Agreement as of such renewal date or such effective date, and (b) all cash or letter of credit collateral held by Liberty specifically to secure the New AIG Retro Bonding as of that date which is 92 days prior to such renewal date or such effective date; (D) within six (6) business days of written demand by Liberty, ANC shall deliver such additional cash (or, at Liberty's option, letter or credit) collateral to secure the New AIG Retro Bonding as Liberty, in its sole discretion, shall determine is required to assure that the amount of such cash or letter of credit collateral held by Liberty, taken together with the then applicable Maximum Amount payable under the AutoNation Indemnification Agreement (and without regard to the value at any time of any of the Collateral pledged to the Collateral Trustee) is sufficient to fully collateralize Liberty's obligations and risk under the New AIG Retro Bonding, provided that, at such times as Liberty, in its sole discretion, deems appropriate and within a reasonable time following written demand from ANC, and so long as no event has occurred which but for notice or the passage of time would constitute an Event of Default hereunder (a "Default") that remains uncured or that has not been waived in writing, Liberty shall return to ANC or shall surrender that part of such cash or letter or credit collateral as Liberty, in its sole discretion, shall agree constitutes an excess of collateral above and beyond the amounts required hereunder; and (E) if ANC delivers additional cash (or, at Liberty's option, letter of credit) collateral above and beyond the amounts required hereunder designated as collateral to secure the New AIG Retro Bonding, then (1) so long as no Default under this Agreement has occurred, and (2) effective as of the date when Liberty's possession of or interest in such additional cash or letter of credit collateral has been perfected for more than 91 days without commencement of any Insolvency Proceeding, then Liberty shall treat such additional cash and/or letter of credit collateral as L/C Collateral under the terms of the AutoNation Indemnification Agreement.

            (c) ANC agrees, on behalf of itself and the other members of the ANC Group (including their respective successors, assigns, representatives and trustees), that any payments made by AutoNation to Liberty under the terms of the AutoNation Indemnification Agreement shall not be deemed to reduce the amount due from ANC or any other member of the ANC Group to Liberty or to any of Liberty's affiliates under the Indemnity Agreements or under any other Surety Bond Documents; or to reduce any sums secured by the Collateral.

      5. Monthly Reporting

      ANC agrees to provide disclosure to Liberty of all material financial information on a monthly basis, or as soon as the information is reasonably available if available on a more frequent basis than monthly, but in no event later than within one business day of such information's being supplied to any other lender, creditor or bond provider (or any affiliate thereof) (each a "Report Recipient") by or on behalf of any member of the ANC Group. Such material financial information shall include, at the minimum, the following information:

            (a) monthly and year-to-date operating results;

            (b) monthly and year-to-date operating results compared to ANC's business plan attached hereto as Exhibit F;

            (c) accounts receivable aging, detail and summary;

            (d) income statements and balance sheets on a monthly and year-to-date basis;

            (e) detail and summary fleet valuation and indebtedness information prepared by ANC in the ordinary course of business for, or otherwise provided to any other Report Recipient;

            (f) updated forecasts, projections or business plans for the balance of the then-current year and the next following year prepared for, or otherwise provided to any other Report Recipient;

            (g) information as to any past or pending events or transactions that are material to ANC, any Restricted Entity or any Restricted Location; provided that ANC shall not be obligated by this subsection to deliver confidentiality agreements, financial advisory engagement letters, financial advisory fee letters, non-binding letters of interest, bids, commitment letters for commercial lending or high yield financings, or non-binding letters of intent, each to the extent they are by their terms confidential (collectively, "Confidential Agreements"); and

            (h) any other or similar material information or material data that ANC has furnished to any other Report Recipient; provided that ANC shall not be obligated by this subsection to deliver Confidential Agreements.

      With respect to information regarding ANC's results for the months of March, June and September each year, ANC must provide such information to Liberty no later than the earliest of the date on which ANC publicizes such information, the date ANC conducts any "analysts' conference" concerning such information, the date ANC provides such information to any other Report Recipient or the date on which ANC's Form 10-Q for the prior quarter is filed with the Securities and Exchange Commission. With respect to information regarding ANC's results for the month of December each year, ANC must provide such information no later than the earliest of the date on which ANC publicizes such information, the date ANC conducts its "analysts' conference" regarding such information, the date ANC provides such information to any other Report Recipient, or the date on which ANC's Form 10-K for the prior fiscal year is filed with the Securities and Exchange Commission.

      6. Negative Covenants

      Subject only to the exceptions specifically provided in Section 7 below, without the prior written consent of Liberty, ANC shall not, and shall cause each other member of the ANC Group not, to directly or indirectly, in one or a series of transactions:

      6.1 Sell, lease, transfer or otherwise dispose of or encumber (other than encumbering via Permitted Liens) the properties and assets, real or personal, now or hereafter acquired by any member of the ANC Group except for (i) the sale, lease, transfer or other disposition or encumbrance of Vehicles disposed of in the ordinary course of business consistent with past practice, (ii) the sale of the real property listed on Schedule 6.1A hereto as part of ANC's pending sale/leaseback transactions, (iii) the sale, lease, transfer or other disposition or encumbrance of the real property listed on Schedule 6.1B hereto,
(iv) the transfer of assets between and among Restricted Entities, from members of the ANC Group who are not Restricted Entities to members of the ANC Group who are Restricted Entities, and between and among members of the ANC Group who are not Restricted Entities, (v) the arm's-length, bona fide franchising of new or existing Spirit Rent-A-Car (currently d/b/a Alamo) rental locations in the ordinary course of business consistent with industry practice in an aggregate amount not to exceed 30% of the total asset value of all such locations as of June 30, 2001, to the extent not involving the transfer of ownership in or any irrevocable right to use intellectual property, (vi) the sale or other disposition in the ordinary course of business consistent with past practice of other demonstrably obsolete equipment, which sales or dispositions shall count against the calculations in (vii) below, and (vii) the sale or other disposition or encumbrance in the ordinary course of business consistent with past practice of assets or properties (excluding Restricted Locations and any intellectual property) in any 12-month period worth not more than $500,000 individually or $5,000,000 in the aggregate. Notwithstanding the foregoing exceptions, no member of the ANC Group shall sell, lease, transfer, franchise or otherwise dispose of or encumber any Restricted Location, or any interest whatsoever in any of the operating, concession or similar agreements relating to a Restricted Location, without the prior written consent of Liberty; provided that nothing in this
Section 6.1 shall limit the right or ability of the Administrative Agent under the Borrowing Base Revolving Credit Facility to foreclose upon and sell any Corporate Collateral.

      6.2 Change or alter in any material respect the nature of the business of the ANC Group (or the National, Alamo or Sprit Rent-A-Car (currently d/b/a Alamo) operating units) from the nature of the business engaged in by it on the date hereof.

      6.3 Enter into any arrangement, directly or indirectly, with any Person whereby any ANC Group member shall sell or transfer any property, whether real or personal, other than the Vehicles and the real estate listed on Schedule 6.1A or Schedule 6.1B, whether now owned or hereafter acquired, if at the time of such sale or disposition such ANC Group member intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose, unless the disposition of property is permitted by Section 6.1 hereof.

      6.4 Permit any change in the accounting policies and procedures of any member of the ANC Group, including a change in fiscal year; provided, however, that any policy or procedure required to be changed by the FASB (or other board or committee of the FASB) in order to comply with GAAP may be so changed.

      6.5 (a) Merge or consolidate with, or sell, assign, sell a majority of the voting equity interests (directly or through convertible or exchangeable instruments) in, lease, sublease or otherwise dispose of all or substantially all of the assets whether now or hereafter acquired) of a member of the ANC Group, or (b) acquire all or substantially all of the assets or the business of any other Person unless such acquisition does not decrease the net worth of the ANC Group and does not reduce the net asset value of the Restricted Entities, other than purchases or acquisitions of franchised locations in the ordinary course of business consistent with past practice, or (c) liquidate, wind up or dissolve or suffer any liquidation or dissolution, except that any member of the ANC Group may merge or consolidate with and into any other member of the ANC Group that is a Restricted Entity, any member of the ANC Group may transfer or dispose of assets or properties to a Restricted Entity, and any member of the ANC Group which is not a Restricted Entity may merge or consolidate with or into or transfer or dispose of assets or properties to any other member of the ANC Group which is also not a Restricted Entity.

      6.6 Prepay, defease, purchase, redeem, retire or otherwise acquire any subordinated debt.

      6.7 Except to the extent permitted by any security issued in compliance with Section 6.14, declare any dividend (other than payment in kind dividends) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of stock of or equity interests in any member of the ANC Group, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash, securities or property or in obligations of any member of the ANC Group or in any combination thereof; provided that this Section 6.7 shall not prohibit or prevent (A) dividends and distributions among Restricted Entities, or by any member of the ANC Group to any Restricted Entity, or by any member of the ANC Group which is not a Restricted Entity to any other member of the ANC Group which is also not a Restricted Entity; (B) the redemption by either Post Retirement Liability Management, Inc., a Florida corporation, or Rental Liability Management, Inc., a Florida corporation, of the shares of AON to the extent required pursuant to the charter documents (as in effect on the date hereof) of such corporations, for cash consideration not to exceed $1.886 million in the aggregate; and (c) repurchases of capital stock deemed to occur upon the exercise of stock options by directors and employees, to the extent those shares of capital stock represent a portion of the cashless exercise price of such stock options.

      6.8 Take or omit to take any action which could reasonably be expected to have the result of impairing the security interest in any property subject to a security interest in favor of the Collateral Trustee or Liberty.

      6.9 During any period in which there is an Event of Default to Liberty, incur any secured indebtedness (other than pursuant to the Borrowing Base Revolving Credit Facility, to the extent contemplated by Section 6.16) or issue any asset-backed notes or bonds, either publicly or privately; provided that for a period of seven days beyond the grace period otherwise provided in Section 10, ANC may continue to incur secured debt (i) pursuant to its commercial paper facility to the extent and in the amounts necessary to pay its mandatory and absolute obligations to dealerships for vehicles actually delivered to ANC's possession and (ii) pursuant to working capital borrowings under the international credit facilities listed on Schedule 6.9, but only to the extent not secured by the Corporate Collateral or the Vehicle Collateral.

      6.10 Incur, permit, guarantee or suffer to exist any Senior Secured Indebtedness (other than under the Borrowing Base Revolving Credit Facility and the Supplemental Revolving Credit Facility, to the extent not limited by Section 6.16), except (i) to the extent permitted under Section 7, and (ii) that ANC may without receiving consent from Liberty replace in its entirety its current Borrowing Base Revolving Credit Facility and Supplemental Revolving Credit Facility (including the Intercreditor Agreement) with another first priority asset based credit facility in a maximum amount not to exceed $175 million; provided that simultaneously with and as a precondition to the execution of the replacement first priority asset based credit facility (including any intercreditor agreement), ANC shall have delivered to Liberty, as general collateral for any and all Surety Bond Obligations, a letter of credit (in form, substance and from a source reasonably acceptable to Liberty and in effect for the duration of such new intercreditor and subordination agreement) in the amount of $20 million; provided, that any such intercreditor agreement shall contain the same provisions as set forth in the Intercreditor Agreement, other than non-substantive changes to reflect the new replacement first priority asset based credit facility.

      6.11 Create, or suffer to exist, any mortgage, lien or other encumbrance on any real property, except for (i) those existing of record on the date hereof, (ii) in the case of a mortgage, except for those disclosed to Liberty in writing, or (iii) except for Liens described in clause (j), (o) or (r) of the definition of "Permitted Liens.".

      6.12 Make, accept, agree to, consent to, or implement any changes, amendments, modifications or supplement to the Senior Loan Agreement or the Collateral and Control Agreement (as defined in the Collateral Agreement), the Indenture Documents, or enter into any separate agreement(s) covering the same or substantially similar subject matter thereof; provided that Liberty's consent to such changes, amendments, modifications or supplements shall not be unreasonably withheld.

      6.13 (a) Make, accept, agree to, consent to, or implement any changes, amendments, modifications or supplement to, or otherwise take any action that would have the effect of changing any definition contained or used within, the Security Documentation or the Surety Bond Documents, except to the extent specifically permitted therein; or
(b) increase above $175 million the aggregate maximum amount that may be borrowed or otherwise extended pursuant to the Borrowing Base Revolving Credit Facility and the Supplemental Revolving Credit Facility.

      6.14 Issue any equity security or instrument convertible into or exchangeable for any equity security of any member of the ANC Group (other than (a) common stock, LLC interests and limited partnership interests, not having rights to cash, issued to Restricted Entities in the ordinary course of business consistent with past practice for bona fide corporate or tax structuring purposes, (b) common stock not having any rights to cash payments not shared by all holders of ANC's publicly traded common stock, and (c) options granted pursuant to ANC's existing or future board-approved employee stock option plans, exercisable for such common stock) unless such security or instrument expressly and irrevocably provides by its terms that any right of the holder or beneficial owner thereof to any cash or cash equivalent, whether by or upon liquidation, redemption, dividend, interest, premium, penalty, default or delay payment, indemnification or otherwise, is in all respects junior and subordinate to the rights of all senior, secured creditors.

      6.15 Until after such time as ANC has granted to Liberty (or Liberty, together with Lehman) perfected security interests in the Vehicle Collateral, grant to any other Person any interest in, or lien or encumbrance upon, the Vehicle Collateral; provided that ANC shall be permitted to grant first priority security interests in the Vehicle Collateral solely for the purpose of financing its vehicle fleet in the ordinary course of business consistent with past practice, but only to the extent ANC remains in compliance with Section 9.4.

      6.16 (a) Borrow any amounts under the Borrowing Base Revolving Credit Facility on and after the date that is 31 days after the date the Administrative Agent under the Borrowing Base Revolving Credit Facility has received a Liberty Default Notice of an Event of Default that has occurred by reason of the events or circumstances identified in Section 10(ii), (iii), (vii) or (ix) hereof so long as such Event of Default has not been waived or cured or has not otherwise ceased to exist, or

      (b) Borrow any amounts under the Borrowing Base Revolving Credit Facility such that the aggregate principal amount of loans under the Borrowing Base Revolving Credit Facility outstanding at any one time during 19 day time period referred to below exceeds $10 million (plus the principal amount of loans outstanding under the Borrowing Base Revolving Credit Facility at the time the Administrative Agent under the Borrowing Base Revolving Credit Facility received a Liberty Default Notice of such an Event of Default), for a period of 19 days commencing on the date the Administrative Agent under the Borrowing Base Revolving Credit Facility receives a Liberty Default Notice of an Event of Default that has occurred by reason of the events or circumstances identified in
Section 10(i), (iv), (v), (vi) or (viii) hereof so long as such Event of Default has not been waived or cured or has not otherwise ceased to exist, or

      (c) Borrow any amounts under the Borrowing Base Revolving Credit Facility on and after the date that is 19 days after the date the Administrative Agent under the Borrowing Base Revolving Credit Facility has received a Liberty Default Notice of an Event of Default that has occurred by reason of the events or circumstances identified in Section 10(i), (iv), (v), (vi) or (viii) hereof is continuing so long as such Event of Default has not been waived or cured or has not otherwise ceased to exist.

      (d) Notwithstanding anything to the contrary contained in paragraphs (a),
(b) and (c) of this Section 6.16, ANC or any member of the ANC Group may, to the extent permitted by and subject to the terms and conditions contained in the Borrowing Base Revolving Credit Facility, at any time after an Event of Default has occurred and is continuing that has not been waived or cured or has not otherwise ceased to exist, borrow under the Borrowing Base Revolving Credit Facility with respect to which Lender has received a Liberty Default Notice so that the outstanding principal amount of loans under the Borrowing Base Revolving Credit Facility does not exceed $2,000,000 at any one time outstanding (plus the principal amount of loans outstanding under the Borrowing Base Revolving Credit Facility at the time the Administrative Agent under the Borrowing Base Revolving Credit Facility received a Liberty Default Notice) for purposes of protecting, preserving and defending the collateral securing the Borrowing Base Revolving Credit Facility, which borrowing must be approved by the Administrative Agent; provided, that (i) nothing contained in this Agreement shall limit, restrict or impair the ability of Administrative Agent to exercise any of its rights or remedies under the Borrowing Base Revolving Credit Facility before, on or after an Event of Default, (ii) any such loans or advances borrowed by ANC or any member of the ANC Group or made by Administrative Agent under the Borrowing Base Revolving Credit Facility shall not give rise to any liabilities of the Administrative Agent under the Borrowing Base Revolving Credit Facility to Liberty or any other Surety Bond Party or otherwise to permit Liberty or any Surety Bond Party to pursue any action or make any claim against the Administrative Agent under the Borrowing Base Revolving Credit Facility, and
(iii) the principal amount of any such loans or advances on the books and records of Administrative Agent under the Borrowing Base Revolving Credit Facility shall be conclusive evidence of the amount of such loans or advances absent manifest error. Nothing contained herein shall be construed to limit, except as provided in Section 9.5, the right of ANC or any member of the ANC Group to borrow under the Borrowing Base Revolving Credit Facility at any time that no Event of Default exists hereunder. The Administrative Agent under the Borrowing Base Revolving Credit Facility is relying upon the provisions of this
Section 6.16 and Section 13.7 in providing future financing to ANC and any member of the ANC Group and the provisions of this Section 6.16 and Section 13.7 will be binding upon Liberty and any Surety Bond Party and their respective successors and assigns and inure to the benefit of the Administrative Agent under the Borrowing Base Revolving Credit Facility and its successors and assigns. The provisions of this Section 6.16 and Section 13.7 cannot be changed, modified or terminated, except by written agreement signed by the Administrative Agent under the Borrowing Base Revolving Credit Facility. The term "Liberty Default Notice" shall mean a written notice from Liberty received by the Administrative Agent under the Borrowing Base Revolving Credit Facility of the occurrence of an Event of Default hereunder (after giving effect to any applicable cure period) and sent so long as such Event of Default has not been waived or cured or has not otherwise ceased to exist.

      6.17 Enter into any oral or written agreement, contract, side-letter or arrangement (a) limiting ANC's ability to agree to modifications, changes or amendments to this Agreement, (b) impairing Liberty's rights, remedies or privileges hereunder, or (c) having an adverse impact on ANC's ability to perform its obligations hereunder.

      7. Limited Exceptions to Negative Covenants

      7.1 Notwithstanding the provisions of paragraph "6" above, and, provided that (v) no Event of Default under this Agreement has occurred, (w) no party to the Trust Agreement has issued a Notice of Acceleration as defined thereunder,
(x) no default, claim or demand upon any Liberty Bond remains uncured for ten days and for which cash or letter of credit collateral satisfactory to Liberty has not been posted or delivered within ten days following written demand for same by Liberty to ANC, (y) with respect to (c) below, at least ten business days' prior written notice of the proposed transaction is transmitted to Liberty, and (z) the proposed transaction would not violate the provisions of any covenant, promise, guarantee, pledge or other contractual obligation to which any member of the ANC Group is bound, then ANC may incur hereafter further or additional Senior Secured Indebtedness as follows:

            (a) [INTENTIONALLY LEFT BLANK]

            (b) [INTENTIONALLY LEFT BLANK]

            (c) secured indebtedness in favor of Bank of Montreal (or its successors) of up to CDN $25 million secured by non-Fleet Collateral assets of National Car Rental (Canada) Inc. located within Canada only; provided that substantially identical irrevocable consents and agreements to permit such indebtedness have been provided under the Borrowing Base Revolving Credit Facility and the Supplemental Revolving Credit Facility.

            (d) Nothing contained in Section 7.1 shall limit or affect the ability of ANC to incur further or additional Senior Secured Indebtedness under the Borrowing Base Revolving Credit Facility or the Supplemental Revolving Credit Facility in accordance with the terms hereof.

      7.2 [INTENTIONALLY LEFT BLANK]

      7.3 In the event Liberty declines any request for Surety Bond Coverage by ANC, ANC and/or any Obligor under the terms of the Collateral Agreement may provide a security interest to any other entity that actually provides such Surety Bond Coverage, but only upon the following terms and conditions:

            (a) If such Surety Bond Coverage, when issued, will completely assume an existing surety risk under a Liberty Bond such that Liberty is satisfied in its sole discretion that it has no residual or future risk under such Liberty Bond, then the new Surety Bond Coverage provider may be granted a security interest as, and to the extent, provided in the Trust Agreement and the Collateral Agreement, as a Surety Party;

            (b) If such Surety Bond Coverage, when issued, will provide Surety Bond Coverage for a risk not previously bonded under a Liberty Bond, then the provider of the new Surety Bond Coverage may be granted a security interest in the assets of the members of the ANC Group senior to the security interests granted to the Collateral Trustee under the Collateral Agreement (provided that, any such senior priority security interest does not violate the borrowing restrictions set forth in Section 6 and in paragraph 7.1 hereinabove and consent of the Collateral Trustee and any required beneficiaries under the Collateral

      Agreement and the Trust Agreement shall have been obtained and all such parties shall have agreed in writing to subordinate to such new Surety Bond Provider), or may be collateralized with cash or letters of credit; provided, further, that Liberty has a right of first refusal to issue such Surety Bond Coverage on the same terms and conditions and with the same collateral. Liberty shall, within five (5) business days of receiving written notice from ANC describing the terms of the requested alternative Surety Bond Coverage and the proposed security, respond in writing to ANC whether it agrees to issue such Surety Bond Coverage on such terms.

      7.4 Liberty agrees that any member of the ANC Group may, in addition to the real estate on Schedule 6.1A, sell real estate after the date hereof (to the extent permitted by the other agreements to which ANC and/or the proposed seller are party or bound) up to the amount of cash or letter of credit collateral actually posted or delivered by ANC pursuant to paragraph 4.4 hereinabove; provided that the use of the proceeds of such sale, whether directly or indirectly, are used only for (a) general and ordinary business operating expenses consistent with past practice, and any permanent prepayment of the borrowings outstanding under the Borrowing Base Revolving Credit Facility or the Supplemental Revolving Credit Facility required in consequence of such sale of real estate, or any presently existing debt with predetermined repayment dates, to the extent listed on Schedule 7.4A or the Eurodollar notes listed on Schedule 7.4B; and further provided that such proceeds shall not be used, whether directly or indirectly, (1) to prepay, retire or secure any debt or obligation of ANC under the Senior Loan Agreement, or (2) to prepay, retire or secure any other debt or obligation of ANC to Lehman Brothers Inc. or its affiliates, or to creditors senior to Liberty or to Lehman Brothers Inc. or its affiliates, (3) redeem or repurchase equity interests in ANC or any of its subsidiaries or affiliates (unless permitted by Section 6.7) or (4) secure any obligation or undertaking of ANC to AutoNation in connection with the indemnity to be provided by AutoNation pursuant to paragraph 4.4 hereof.

      8. Representations and Warranties.

      ANC represents and warrants as follows:

      8.1 Each ANC Group member maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations,
(ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

      8.2 Neither ANC, nor any director, officer, agent, employee or other Person acting on behalf of any ANC Group member has, in the course of acting for, or on behalf of, ANC or any ANC Group member, directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; directly or indirectly made any direct or indirect unlawful payment to any foreign or domestic government or party official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar treaties of the United States; or directly or indirectly made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government or party official or employee.

      8.3 Except as set forth on Schedule 8.3 or as reflected in ANC's most recent 10-K or 10-Q, none of the officers or directors of any ANC Group member is presently a party to any transaction with any ANC Group member (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, or director or, to the knowledge of ANC, any corporation, partnership, trust or other entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.

      8.4 There are no liabilities of any ANC Group member, other than liabilities disclosed on Schedule 8.4 or reflected in ANC's most recent 10-K or 10-Q that would or reasonably could have a Material Adverse Effect.

      8.5 There are no facts pertaining to any ANC Group member which affect adversely and materially any ANC Group member or which are likely in the future to affect adversely and materially any ANC Group member, and which have not been disclosed in this Agreement, Schedule 8.5, or ANC's most recent 10-K or 10-Q.

      8.6 No ANC Group member is in default of (or has received a notice or declaration of default in respect of) any obligation, whether created or existing, under contract, statute or otherwise, which is secured or guaranteed by any Liberty Bond.

      8.7 Subsequent to the completion of the pending sale/leaseback transactions being concluded by ANC and/or certain of its subsidiaries with Cardinal Financial, ANC can draw no more than $108,581,000 in the aggregate under the terms of the Borrowing Base Revolving Credit Facility and the Supplemental Revolving Credit Facility, by reason of the application of the Borrowing Formulae to the remaining assets of ANC and those of its subsidiaries whose assets are used as the basis for such calculations.

      8.8 ANC has agreed to no signed termsheet, and to no letter of intent or other contract, agreement or arrangement in respect of a strategic transaction, sale or business combination involving any member of the ANC Group. Since March 1, 2001 ANC has not directly or indirectly granted, or agreed to grant, any interest in the Vehicle Collateral (other than as would be permitted by the proviso to Section 6.15) to any party other than the Trustee, for the benefit of Liberty and Lehman Commercial Paper, Inc.

      8.9 Any action, transaction, event or circumstance which would have required any member of the ANC Group to obtain the permission, consent, approval or waiver of or from Liberty had this Agreement been in effect as of and following June 7, 2001, is disclosed and described on Schedule 8.9.

      8.10 Except as provided in the Limiting Provisions, ANC has not entered into any oral or written agreement, contract, side-letter or arrangement (a) limiting ANC's ability to agree to modifications, changes or amendments to this Agreement, (b) impairing Liberty's rights, remedies or privileges hereunder, or (c) having an adverse impact on ANC's ability to perform its obligations hereunder.

      9. Affirmative Covenants

      9.1 ANC agrees that any transaction or arrangement between or among any of the ANC Group members, on the one hand, and any affiliate thereof, on the other hand (other than an ANC Group member), shall be effected on an arms' length basis in accordance with customary commercial practice and, except with respect to compensation, benefits and grants of options and stock to employees, officers and directors, any such transaction or series of transactions in excess of $5 million shall be approved by a majority of ANC's outside directors.

      9.2 ANC shall, at ANC's cost, do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as Liberty may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

      9.3 Liberty shall have the rights and remedies set forth in this Agreement, the Trust Agreement, the Collateral Agreement, the Indemnity Agreements or other Surety Bond Documents, and all rights and remedies which Liberty has been granted at any time under any other agreement or contract and all of the rights which Liberty has under any law or regulation or in equity. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. All of Liberty's rights and remedies, whether existing at law, in equity, by contract or otherwise, shall be cumulative. Any delay or failure by Liberty to enforce the provisions of this Agreement shall not be deemed a waiver of its rights or remedies hereunder.

      9.4 ANC shall at all times maintain Minimum Unencumbered Fleet Equity of at least $460 million.

      9.5 (a) In the event that ANC borrows money pursuant to the Borrowing Base Revolving Credit Facility using borrowing base formulae other than those attached hereto as Exhibit G (the "Borrowing Formulae") then, to the extent ANC actually borrows amounts (exclusive of up to $2 million in loans outstanding from time to time to the extent permitted by Section 6.16(d)) in excess of the amounts it otherwise would be permitted to borrow had the Borrowing Formulae applied (the total of such amount being the "Excess Amount"), simultaneously with and as a condition to such borrowing, upon the prior written request of Liberty, ANC shall deliver to Liberty (as general collateral supporting any and all Surety Bond Obligations) collateral equal to 25% of such excess, as provided in Section 9.5(b).

      (b) As long as the Excess Amount is either (i) not more than $10 million or (ii) not outstanding for more than 10 consecutive days (or more than 21 days in any 30 day period), even if the Excess Amount is less than $10 million, then ANC has the option to collateralize Liberty (in lieu of the letter of credit it would otherwise be obligated to post) by depositing cash equal to 25% of the Excess Amount into Liberty's account no. ______ at Fleet Bank ("Excess Amount

Account"), such Excess Amount Account and all funds therein to be under the exclusive dominion of Liberty. However, if at any time the Excess Amount either exceeds (X) $10 million or (Y) is outstanding for more than 10 consecutive days (or more than 21 days in any 30 period), regardless of amount, then ANC must immediately deliver to Liberty a letter of credit as general collateral for all Surety Bond Obligations (on terms and from a bank acceptable to Liberty) in an amount equal to 25% of the entire Excess Amount, such letter of credit not to be returned until the Excess Amount equals zero for five (5) business days, and then only if there is no Default. Assuming there is no Default, Liberty will return to ANC from the Excess Amount Account (I) in the event the Excess Amount is reduced to zero, all funds after such zero balance has been maintained for two business days, (II) in the event the Excess Amount is reduced (but not to zero), funds equal to the amount of such reduction, after such reduction has been maintained for two business days, and (III) in the event the Excess Amount is replaced in its entirety with such letter of credit, all funds within 2 business days of Liberty's receipt of such letter of credit. Nothing in this
Section 9.5(b) shall require Liberty to return a letter of credit to ANC more than once per business week, or require Liberty to return funds to ANC from the Excess Amount Account more than once per business week. In the event ANC does not timely exercise its option to provide to Liberty cash in lieu of a letter of credit, then ANC must provide to Liberty such letter of credit.

      10. Events of Default.

      If any of the following events (each an "Event of Default") shall occur and be continuing (A) for 5 days in the case of (i), (iii) or (ix) below, (B) for 5 days from the date of ANC's discovery of such event (it being agreed that ANC has an affirmative obligation to inform Liberty of the existence of such an event promptly upon ANC's discovery of its existence), in the case of (ii), (v),
(vi) or (vii) below, and (C) at any time in the case of (iv) or (viii) below:

            (i) default or failure in the payment of any amounts due, or the performance of any obligation or thing (including without limitation the performance of any covenant, including without limitation the covenants contained in Section 4.4 and 13.13 of this Agreement) to be done, under the Surety Bond Documents or Security Documentation; or

            (ii) any representation or warranty made or deemed made by any ANC Group member herein or in any other Security Documentation or Surety Bond Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Security Documentation or Surety Bond Document shall have been incorrect in any material respect on or as of the date made or deemed made; or

            (iii) failure by any ANC Group member to pay final judgments aggregating in excess of $5.0 million (excluding amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 30 days; or

            (iv) (a) any ANC Group member which is or should be a Surety Bond Guarantee Party shall commence any case, proceeding or other action (I) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (II) seeking appointment or a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any ANC Group member which is or should be a Surety Bond Guarantee Party shall make a general assignment for the benefit of its creditors; or (b) there shall be commenced against any ANC Group member which is or should be a Surety Bond Guarantee Party any case, proceeding or other action of a nature referred to in clause (a) above which (I) results in the entry of an order for relief or any such adjudication or appointment or (II) remains undismissed, undischarged or unbonded for a period of 45 days; or (c) there shall be commenced against ANC or any ANC Group member which is or should be a Surety Bond Guarantee Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 45 days from the entry thereof; or (d) any ANC Group member which is or should be a Surety Bond Guarantee Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b), or (c) of this subparagraph (iv); or (e) ANC or any ANC Group member which is or should be a Surety Bond Guarantee Party shall be generally unable to, or shall admit in writing its inability to, pay its debts as they become due; or

            (v) either (a) any Subsidiary Surety Guarantee shall cease, for any reason, to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Subsidiary Surety Guarantor shall so assert in writing or (b) the subordination provisions applicable to the AutoNation Subordinated Debt shall cease for any reason to be in effect, or AutoNation, any Surety Party or any affiliate of any Surety Party shall so assert; or

            (vi) any Security Documentation shall cease, for any reason (other than by reason of Liberty's consent) to be in full force and effect or any Surety Party or any affiliate of any Surety Party shall so assert, or any lien created by any of the Security Documentation shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

            (vii) any default under or acceleration prior to any maturity or payment due date on any mortgage, indenture, instrument, bond or other document under which there may be issued or by which there may be secured or evidenced any indebtedness or Surety Bond Obligation owed by any member of the ANC Group, whether now or hereafter existing, provided that the amount of such indebtedness or Surety Bond Obligation exceeds $5,000,000, in the aggregate; or

           (viii) solely in the event ANC enters into a new credit protection or similar facility which replaces its current liquidity facility (a) in its entirety, or (b) in a manner that either
                  (X) increases the size of such liquidity facility or (Y) adds any liquidity facility lenders, the failure to grant Liberty a perfected security interest (junior only to the security interests permitted by the proviso to Section 6.15) in the Vehicle Collateral simultaneously therewith; or

            (ix) the Company's common stock is no longer listed on the Nasdaq Stock Market, the New York Stock Exchange or the American Stock Exchange (collectively, the "Approved Markets");

then, and in any such event, (I) if such event is an Event of Default specified in paragraph (iv) of this Section with respect to ANC, then immediately, and
(II) if such event is any other Event of Default, then by notice to ANC: Liberty may declare the March 1, 2001 temporary deferral of Liberty's January 5, 2001 demand letter, and/or the June 19, 2001 temporary deferral of Liberty's June 11, 2001 demand letter, to be terminated and withdrawn, deem ANC and applicable ANC Group members to be in breach of paragraph "5" of the Indemnity Agreements, and immediately enforce, without the necessity of any further notice period or demand (including any specified by paragraph "5" of the Indemnity Agreements), the provisions thereof. Without limiting the foregoing, Liberty shall have the right, but not the obligation, either in conjunction with or instead of the foregoing, to exercise any rights or remedies available to it at law, in equity, under any contact or agreement or otherwise, including without limitation under the Surety Bond Documents. Except as expressly provided above in this paragraph, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

      11. Fees and Expenses

      ANC agrees to reimburse Liberty at the signing of this Agreement and the related Trust Agreement and Collateral Agreement for Liberty's costs, fees and expenses incurred, including but not limited to the fees and expenses of attorneys, consultants and other outside experts, in connection with the investigation of ANC following Liberty's demand under paragraph "5" of the Indemnity Agreements and in connection with negotiating and entering into this Agreement, the Trust Agreement, the Collateral Agreement and all other documents and agreements appurtenant thereto.

      12. Termination

      This agreement shall terminate upon the earlier to occur of (1) such date on which all risk undertaken by Liberty, whether residual or future, under all Liberty Bonds, has been, in Liberty's sole discretion, conclusively terminated (or the bonds are all cash collateralized or backed by letters of credit in a form and issued by institutions acceptable to Liberty in Liberty's sole discretion, in which Liberty's rights have been vested for in excess of ninety-one days without the commencement of any Insolvency Proceeding), or (2) such time that the parties agree in writing to terminate this agreement. Notwithstanding the foregoing, at such time as (a) the maximum penal amount or amounts of obligations under all Liberty Bonds (no part of which shall constitute Premium and Deductible Surety Bond Coverage) shall be less than $50 million and (b) ANC's unsecured, unsubordinated corporate debt is rated not lower than "BBB-" by Standard & Poor's or

"Baa3" by Moody's, then in such event the provisions of Sections 5, 6 and 9 of this Agreement (and any Event of Default related thereto) shall terminate if and only if ANC has shares of common stock listed on one of the Approved Markets at such time.

      13. Miscellaneous

      13.1 This agreement may be executed by one or more of the parties to this agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      13.2 Any provision of this agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without, to the extent permitted by law, invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not, to the extent permitted by law, invalidate or render unenforceable such provision in any other jurisdiction.

      13.3 THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS EXECUTED AND TO BE PERFORMED EXCLUSIVELY WITHIN SUCH STATE, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES. THE UNDERSIGNED AGREE THAT ANY DISPUTE BETWEEN THE UNDERSIGNED WILL AT LIBERTY'S OPTION BE RESOLVED EXCLUSIVELY IN A COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF NEW YORK AND COUNTY OF NEW YORK. ANC FURTHER CONSENTS TO THE PERSONAL JURISDICTION AND VENUE OF ANY COURT IN WHICH ANY ACTION MAY BE BROUGHT AGAINST IT BY LIBERTY AND TO SERVICE OF PROCESS IN ANY SUCH ACTION BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED OR BY ANY MEANS GIVING ACTUAL NOTICE OF SUCH PROCESS TO ANC. ANC HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION.

      13.4 Liberty agrees that, with respect to any fiscal year following December 31, 2001, Liberty will review and consider without obligation any business plan submitted to it by ANC for such year. Liberty acknowledges that in connection with any particular contemplated transaction, ANC may request, but Liberty shall not be obligated to agree to, alterations or enhancements to these terms based on ANC's then-existing needs.

      13.5 With respect to any obligations or action to be performed by any ANC Group member on a particular date or within a specified period, time is of the essence.

      13.6 No waiver by Liberty of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of Liberty to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

      13.7 This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. This Agreement may not be amended except by a writing signed by both Liberty and ANC. The Relevant Provisions may not be amended in a manner having an adverse impact on the Borrowing Base Revolving Credit Facility, directly or indirectly, without the prior written consent of the Administrative Agent under the Borrowing Base Revolving Credit Facility. As used in this Section 13.7, the "Relevant Provisions" shall mean the following provisions hereof: (i) the definitions of the "Borrowing Base Revolving Credit Facility," the "Borrowing Formulae," the "Corporate Collateral," (it being agreed that the Administrative Agent has no rights or interests in any existing or future Fleet Collateral, or any provision of this Agreement to the extent pertaining to such Fleet Collateral, and such provisions may be amended, modified, altered or changed without the Administrative Agent's consent) the "Excess Amount," the "Intercreditor Agreement" and the "Supplemental Revolving Credit Facility;" (ii) the proviso to the last sentence of Section 6.1; (iii) the parenthetical clause in Section 6.9; (iv) Section 6.10; (v) the $175 million cap in clause (b) of
Section 6.13; (vi) Section 6.16; (vii) Section 7.1(d); (viii) Section 9.5(a);
(ix) Section 10, to the extent it adversely affects Section 6.16, (x) Section 13.7, (xi) clause "r" in the definition of "Permitted Liens", (xii) the reference in clause (iii) of Section 6.11 to clause "r" in the definition of "Permitted Liens" and (xiii) Sections 3.1 and 3.2 to the extent they deal with Corporate Collateral. ANC shall not enter into any oral or written agreement, contract, side-letter or arrangement (x) limiting ANC's ability to agree to modifications, changes or amendments to the Borrowing Base Revolving Credit Facility, (y) impairing the Administrative Agent's rights, remedies or privileges thereunder, or (z) having an adverse impact on ANC's ability to perform its obligations thereunder. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Liberty (which consent may be withheld in Liberty's sole discretion).

      13.8 This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

      13.9 The representations and warranties (which are given only as of the date of this Agreement) and the agreements and covenants of the Company contained herein shall survive the execution of this Agreement.

      13.10 The Company acknowledges and agrees that irreparable damage to Liberty would occur in the event that any of the provisions of this Agreement or the Security Documentation were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Liberty shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the Security Documentation and to enforce specifically the terms and provisions hereof and thereof, this being in addition to any other remedy to which Liberty may be entitled by law or equity.

      13.11 Simultaneously with execution of this Agreement, ANC shall deliver to Liberty (i) from Lehman Commercial Paper Inc., a consent to ANC's execution of this Agreement, and (ii) from AutoNation, Inc., a Subordination Agreement, each in form and substance acceptable to Liberty.

      13.12 Liberty agrees that, during the effectiveness of this Agreement, it will continue to abide by its confidentiality obligations contained in the March 1, 2001 letter from Jim Rudnik to Howard Schwartz, notwithstanding any earlier termination provisions provided therein.

      13.13 Prior to the date of this Agreement, ANC delivered to Liberty, as general collateral for any and all Surety Bond Obligations, letters of credit in the amount of $3.25 million. Simultaneous with the execution of this Agreement, ANC is delivering to Liberty, as general collateral for any and all Surety Bond Obligations, an additional letter of credit in the amount of $1.75 million. On or before December 31, 2001, ANC will deliver to Liberty, as general collateral for any and all Surety Bond Obligations, an additional letter of credit in the amount of $5 million. Each of these letters of credit is, subject to Section 6.16(b) of the Trust Agreement, in addition to, and not in lieu of, the Collateral granted pursuant to the Collateral Agreement.

                           [SIGNATURE PAGE TO FOLLOW]

      IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                     ANC RENTAL CORPORATION

                                     By: /s/ Howard D. Schwartz
                                         ------------------------------------
                                         Name:  Howard D. Schwartz
                                         Title: Sr. Vice President, General
                                                Counsel and Secretary


                                     LIBERTY MUTUAL INSURANCE
                                     COMPANY, solely in its capacity as surety



                                     By: /s/ Matt Haydon
                                         ------------------------------------
                                         Name:  Matt Haydon
                                         Title: Vice President, Liberty Bond
                                                Services, a division of LMIC